Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
US Airways Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-81784) on Form S-8 of
US Airways Group, Inc. of our report dated July 1, 2002, relating to the statements of net assets available for plan benefits of the US Airways, Inc. 401(k) Savings Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 2001 annual report on Form 11-K of the US Airways, Inc. 401(k) Savings Plan ("the Plan").

Our report dated July 1, 2002 contains a paragraph which states that US Airways Group, Inc. and subsidiaries ("the Company") are facing significant liquidity deficiencies. The Company is working to develop a restructuring plan expected to improve its operating results and alleviate its significant liquidity deficiencies. The Company's preferred approach to improving its long-term financial condition and liquidity position is to reach a consensual accord with its key stakeholders and obtain assistance through a government-guaranteed loan. Since there is no assurance that the Company will be successful, restructuring through a filing for reorganization under Chapter 11 of the Bankruptcy Code is also possible. The Company has announced it will defer selected payments owed principally to aircraft lessors and lenders. As a result of payments deferred to date, the Company is in default under a number of debt agreements and could be in default under a significant number of other debt agreements in the near term. Affected lenders and lessors could force the Company into a filing for reorganization under Chapter 11 of the Bankruptcy Code. At this time, the Company cannot predict the outcome of these efforts nor can the Company predict what effect, if any, a restructuring might have on the Company's financial condition, liquidity or results of operations or on the Plan. The Plan's financial statements do not include any adjustments that might result from these uncertainties.

McLean, VA
July 1, 2002

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